As filed with the Securities and Exchange Commission on October 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Team, Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-1765729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Hermann Drive

Alvin, Texas 77511

(Address, including zip code, of principal executive offices)

Team, Inc. 2006 Stock Incentive Plan

(As Amended and Restated August 13, 2011)

(Full title of the plan)

André C. Bouchard

Senior Vice President, General Counsel & Secretary

Team, Inc.

200 Hermann Drive

Alvin, Texas 77511

(281) 331-6154

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE:

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.30 par value per share	500,000 shares	$33.42	$16,710,000	$2,279

(1)	This Registration Statement covers 500,000 additional shares of common stock, $0.30 par value per share (“Common Stock”), of Team, Inc. (the “Registrant”) that are being registered pursuant to the Team, Inc. 2006 Stock Incentive Plan (As Amended and Restated August 13, 2011) (the “Plan”). These shares of Common Stock reflect an increase of 500,000 shares of Common Stock authorized under the Plan. This Registration Statement shall also cover a presently indeterminable number of additional shares of Common Stock which may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the Common Stock reported on The New York Stock Exchange on October 5, 2012 ($33.42 per share).

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, for the purpose of registering 500,000 additional shares of Common Stock of the Registrant to be issued in satisfaction of awards granted pursuant to the Plan. The contents of the Registrant’s previously filed Form S-8 Registration Statement, Registration No. 333-138011, as filed with the Securities and Exchange Commission (the “SEC”) on October 16, 2006, and the contents of the Registrant’s previously filed Form S-8 Registration Statement, Registration No. 333-151151, as filed with the SEC on May 23, 2008, in each case together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof or otherwise, are hereby incorporated by reference in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by Registrant with the SEC and are incorporated into this Registration Statement by reference:

•

Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2012, filed with the SEC on August 7, 2012 (including portions of the Registrant’s Proxy Statement for its 2012 annual meeting of stockholders filed with the SEC on August 24, 2012 to the extent specifically incorporated by reference into such Form 10-K);

•	Registrant’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2012, filed with the SEC on October 9, 2012; and

•

The description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form S-2, File No. 33-31663, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. To the extent that any proxy statement is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC’s rules, deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Item 6.	Indemnification of Directors and Officers.

Reference is made to the provisions of Delaware General Corporation Law (“DGCL”), Article V of the Bylaws of Registrant and Article X of the Amended and Restated Certificate of Incorporation of Registrant.

Registrant is a Delaware corporation subject to the applicable indemnification provisions of the DGCL. Section 145 of the DGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of a corporation, or are or were serving at the request of a corporation in such a capacity with another business organization or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of a corporation, Section 145 provides for indemnification of expenses (including attorneys’ fees) if the person seeking indemnification acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless, upon a determination by the Court of Chancery or the court in which such action or suit was brought, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses.

The Bylaws of Registrant provide that any person who was or is made a party or who is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “proceeding”) by reason of the fact that such person is or was a director or an officer of Registrant, while serving as a director or officer of Registrant, or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding, provided that, except under limited circumstances with respect to proceedings to enforce rights to indemnification, Registrant shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in the first instance by the Board of Directors of Registrant.

The Bylaws further provide that the right to indemnification as set forth in the Bylaws includes the right to be paid by Registrant the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that if the DGCL requires an advancement of expenses incurred by such person his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Registrant of an undertaking (hereinafter, an “undertaking”), by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under the Bylaws or otherwise.

The Bylaws further provide that Registrant may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of Registrant to the fullest extent of the provisions of Article V of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of Registrant.

The Amended and Restated Certificate of Incorporation of Registrant provides that no director shall be personally liable to Registrant or its stockholders for monetary damages in breach of fiduciary duty as a director other than liability (i) for any breach of the director’s duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will automatically be deemed eliminated and limited to the fullest extent permitted by the DGCL as so amended.

Registrant has purchased and intends to maintain insurance on its behalf and on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

The above discussions of Section 145 of the DGCL and of Registrant’s Amended and Restated Certificate of Incorporation and Bylaws are not intended to be exhaustive and each is respectively qualified in its entity by reference to the applicable statute and Registrant’s Amended and Restated Certificate of Incorporation and Bylaws.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

3.1	Amended and Restated Articles of Incorporation of Registrant (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on December 2, 2011).

3.2	Bylaws of Registrant (filed as Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on December 2, 2011).

5.1	Opinion of Locke Lord LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Locke Lord LLP (included in the opinion of Locke Lord LLP filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

99.1	Team, Inc. 2006 Stock Incentive Plan (As Amended and Restated August 13, 2011).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alvin, State of Texas, on October 9, 2012.

TEAM, INC.

By:	/s/ Philip J. Hawk
Philip J. Hawk
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ted W. Owens and Andre C. Bouchard, and each of them severally, as his true and lawful attorneys-in-fact, with power to act, with or without the other, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Philip J. Hawk	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 9, 2012
Philip J. Hawk

/s/ Vincent D. Foster	Director	October 9, 2012
Vincent D. Foster

/s/ Jack M. Johnson, Jr.	Director	October 9, 2012
Jack M. Johnson, Jr.

/s/ Emmett J. Lescroart	Director	October 9, 2012
Emmett J. Lescroart

/s/ Louis A. Waters	Director	October 9, 2012
Louis A. Waters

SIGNATURE	TITLE	DATE

/s/ Sidney B. Williams	Director	October 9, 2012
Sidney B. Williams

/s/ Ted W. Owen	Executive Vice President and Chief Financial Officer	October 9, 2012
Ted W. Owen	(Principal Financial Officer and Principal Accounting Officer)

INDEX TO EXHIBITS

3.1	Amended and Restated Articles of Incorporation of Registrant (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on December 2, 2011).

3.2	Bylaws of Registrant (filed as Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on December 2, 2011).

5.1	Opinion of Locke Lord LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Locke Lord LLP (included in the opinion of Locke Lord LLP filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

99.1	Team, Inc. 2006 Stock Incentive Plan (As Amended and Restated August 13, 2011).